Exhibit 16.1

February 14, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Achari Ventures Holdings Corp. I under the section titled “CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS” in its Form S-4/A dated February 14, 2024. We agree with the statements concerning our Firm in such Form S-4/A; we are not in a position to agree or disagree with other statements of Achari Ventures Holdings Corp. I contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP